UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 3, 2015

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(Address of principal executive offices)

+31 (0)20 693 8597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Victor Szabo, the former Chief Accounting Officer of Frank’s International N.V. (the “Company”), resigned from the Company on June 11, 2015 but agreed to continue to serve as principal accounting officer until August 6, 2015. On August 3, 2015, the board of managing directors (the “Board”) of the Company appointed Jeffrey J. Bird, the Company’s Executive Vice President and Chief Financial Officer, to serve as the Company’s interim principal accounting officer effective August 6, 2015 until Mr. Szabo’s successor is chosen and appointed by the Board.

Mr. Bird, age 48, currently serves as the Company’s Executive Vice President and Chief Financial Officer, a position he has held since December 2014. Prior to serving in his current position, Mr. Bird was the Vice President and Chief Financial Officer of Ascend Performance Materials, a provider of chemicals, fibers and plastics in Houston, Texas, since September 2010. Before joining Ascend, Mr. Bird served in a variety of accounting and finance roles primarily in the industrial manufacturing sector including serving as a division Chief Financial Officer of Danaher Corporation, a global science and technology company, from 2003 to 2007 and from 2008 to 2010, and Senior Vice President, Finance at Oshkosh Corporation, a manufacturer of access equipment, specialty vehicles and truck bodies, from 2007 to 2008. Mr. Bird has a Bachelor of Arts degree in accounting from Cedarville University in Ohio.

There are no understandings or arrangements between Mr. Bird and any other person pursuant to which Mr. Bird was selected to serve as interim principal accounting officer, other than his employment relationship set forth above. Mr. Bird does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K. Mr. Bird is eligible to receive grants under the Company’s 2013 Long Term Incentive Plan, which was filed as Exhibit 4.3 to the Registration Statement on Form S-8 on August 13, 2013, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: August 7, 2015	By:	/s/ Alejandro Cestero
Alejandro Cestero
Senior Vice President, General Counsel and Secretary